145 Rio Robles  /  San Jose, CA 95134  /  +1-408-579-2800  /  www.extremenetworks.com

Exhibit 10.1

May 13, 2016

Drew Davies

1731 Glen Una Avenue

San Jose, CA 95125

Dear Drew,

We are pleased to offer you a position with Extreme Networks (the “Company”) as the Chief Financial Officer, reporting to the Company’s Chief Executive Officer.

Compensation

Should you decide to join the Company, you will receive a semi-monthly salary of $14,583.33 (which would equal $350,000 on an annualized basis), less required tax withholdings and authorized deductions, in accordance with the Company’s normal payroll procedures.

Commencing on your Hire Date (as defined below) (on a pro rata basis for the quarter then in progress), you will be eligible to participate in the bonus program maintained by the Company for its executives with an annual target of 60% of your annual base salary, but the actual amount of your annual bonus may be more or less (and may equal zero), depending on the attainment of applicable performance criteria. Such annual bonus will be contingent upon your continued employment through the applicable payment date.

Relocation Expenses

The Company shall reimburse you for up to $50,000 of reasonable expenses incurred in the relocation of your household to the Raleigh, North Carolina area on or before June 15, 2017.  You shall be required to submit receipts in accordance with Company policy prior to reimbursement, with such reimbursement taking place no later than fifteen (15) days thereafter.  For the avoidance of doubt, if you relocate your household to the Raleigh, North Carolina after June 15, 2017, you shall not be eligible for any reimbursement of your expenses by the Company.

Sign-On Bonus Reimbursement

The Company shall reimburse you for up to $50,000 for your repayment of your sign-on bonus with your previous employment should you have to reimburse your previous employer (the “Sign-On Reimbursement”).  You shall be required to submit receipts of your repayment of such sign-on bonus in accordance with Company policy prior to reimbursement, with such reimbursement taking place no later than fifteen (15) days thereafter.  Notwithstanding the foregoing, you acknowledge and agree that the Sign-On Reimbursement shall not be deemed earned in full until June 1, 2017.  In the event your employment with the Company terminates voluntarily prior to such date, then you will be required to reimburse the Company for the full amount of the Sign-On Reimbursement.  Your signature on this offer letter authorizes the Company to deduct the amount of the Sign-On Reimbursement required to be reimbursed pursuant to the preceding sentence from your final paycheck should this occur.  If there are any

145 Rio Robles  /  San Jose, CA 95134  /  +1-408-579-2800  /  www.extremenetworks.com amounts not covered by your final paycheck, then you agree to reimburse the Company for such amounts in cash within thirty (30) days of your termination.

Equity Awards

Subject to approval by the Company’s Board of Directors or the Compensation Committee, the Company will grant you two awards consisting of 100,000 restricted stock units (each, an “RSU Award”).  The first RSU Award (the “Time-Vesting RSUs”) will vest with respect one-third of the Time-Vesting RSUs on the first anniversary of your Hire Date, and one-twelfth of the Time-Vesting RSUs on each three (3) month anniversary of your Hire Date thereafter, such that your Time-Vesting RSUs shall be fully vested on the third anniversary of your Hire Date, in each case, subject to your continued service to the Company through the applicable vesting date.

The second RSU Award (the “Performance-Based RSUs”) shall commence vesting once the closing trading price for the Company’s common stock equals or exceeds $5.00 per share for 30 consecutive trading days (the “Performance Threshold”); provided, however, that the Performance Threshold must be achieved by the third anniversary of your Hire Date or the Performance-Based RSUs shall automatically terminate as of such date for no consideration.  In the event the Performance Threshold is satisfied prior to the third anniversary of your Hire Date, then upon the date the Performance Threshold is satisfied the Performance-Based RSUs shall vest with respect to that number of Time-Based RSUs that have vested as of the date the Performance Threshold is satisfied and thereafter shall vest on the same schedule as the Time-Based RSUs, in each case, subject to your continued service to the Company through the applicable vesting date.  For the avoidance of doubt, in the event the Performance Threshold is satisfied on or prior to the third anniversary of your Hire Date, the Performance-Based RSUs shall be fully vested on the third anniversary of your Hire Date, subject to your continued service to the Company through such date.

Each of your RSU Awards shall also be subject to an individual RSU agreement between you and the Company, the terms of applicable equity incentive plan under which the RSU Awards are granted and the terms of our Executive Change in Control Severance Plan.

Executive Change in Control Severance

The Company also has a policy of providing a Change in Control Severance Plan for its executive officers in the event of an acquisition of the Company.  Those provisions will be set forth in your Executive Change in Control Severance Participation Agreement and will be the same as those standard terms currently in effect for the other similarly situated executive officers of the Company.  A copy of the Change in Control Severance Plan and your Participation Agreement thereunder have been enclosed for your information.

Section 409A

The payment and benefits under this offer letter are intended to qualify for an exemption from application of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A of the Code.  To the extent that any provision of this offer letter is ambiguous as to its exemption from or compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from, or if not exempt from, comply with, Section 409A of the Code.  All reimbursements under this offer letter shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the

145 Rio Robles  /  San Jose, CA 95134  /  +1-408-579-2800  /  www.extremenetworks.com last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  Your right, if any, to receive installment payments pursuant to this offer letter shall be treated as a right to receive a series of separate and distinct payments.

Additional Benefits

In addition to the foregoing benefits, you will be eligible to participate in all of the employee benefits and benefit plans that the Company makes available to similarly situated executive officers of the Company, including its group health, short-term disability, long-term disability, and life insurance plans, as well as its 401(k) and employee stock purchase plans. Your participation in the Company’s benefit plans will be subject to the terms and conditions of the specific benefit plans.  As an Executive of the Company, you are not eligible to participate in the Company’s Paid Time Off (“PTO”) program, and you will not accrue any PTO hours.  You will, however, be eligible to take paid time off from time-to-time as reasonably necessary for vacation, sick time, or other personal purposes, subject to the needs of your position and the approval of your manager.  The Company reserves the right to terminate, modify or add to its benefits and benefit plans at any time.

Employment at Will

If you choose to accept this offer, your employment with the Company will be at-will meaning that your employment is voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time, with or without cause.  It also means that your job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company.  This “at-will” nature of your employment shall remain unchanged during your tenure as an employee and may not be changed, except in an express writing signed by you and the Chief Executive Officer of the Company.

Section 16 Officer

With this position, you will be designated as a Section 16 Officer of the Company.  As you are undoubtedly aware, this designation brings certain SEC reporting requirements.  Should you have any questions regarding your obligations as a Section 16 Officer, please do not hesitate to contact me.

Hire Date and Outside Activities

You agree to terminate any other consulting or similar engagement you may now have by your hire date of June 1, 2016 (the date on which you commence employment with the Company, the “Hire Date”).  You further agree to limit your outside board positions to no more than two companies, which positions will be approved in writing by the Chief Executive Officer of the Company before committed to.  The Company requires that, as a full-time employee, you devote your full business time, attention, skill, and efforts to the tasks and duties of your position as assigned by the Company.  If you wish to request consent to provide services (for any or no form of compensation) to any other person or business entity while employed by the Company, please

145 Rio Robles  /  San Jose, CA 95134  /  +1-408-579-2800  /  www.extremenetworks.com discuss that with the Chief Executive Officer of the Company and obtain his or her written approval in advance of accepting another position.

Arbitration

In the event of any dispute or claim relating to or arising out of this agreement, our employment relationship, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, gender, disability, race or other discrimination or harassment), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) in Santa Clara County, California, and we waive our rights to have such disputes tried by a court or jury. The arbitration will be conducted by a single arbitrator appointed by the AAA pursuant to the AAA’s then-current rules for the resolution of employment disputes, which can be reviewed at www.adr.org.

Background Check and Employee Innovation and proprietary Rights Assignment Agreement

This offer is contingent upon the completion of a customary background check with the results being satisfactory to the Company, your signing the enclosed Employee Innovations and Proprietary Rights Assignment Agreement, and upon your ability to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Please bring this documentation, such as a passport or driver’s license and an original social security card, to your Employee Orientation. Such documentation must be provided to us within three (3) business days of your Hire Date, or our employment relationship with you may be terminated.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return to Katy Motiey, EVP, Chief Administrative Officer – Legal, HR, Corporate Secretary, at Extreme Networks, Inc., 145 Rio Robles, San Jose, CA 95134.

This offer of employment, if not accepted, will expire in 5 business days.

All new employees receive a benefits package from the Human Resources Department. If you have any benefit related questions, please contact Katy Motiey at 408-579-3237 or kmotiey@extremenetworks.com.

This agreement, along with any agreements referenced above, constitute the entire agreement between you and the Company concerning the terms and conditions of your employment with the Company. This agreement cannot be modified or amended except by a subsequent written agreement signed by you and the Company; provided, however, that the Company may, in its sole discretion, elect to modify your title, compensation, duties, or benefits without any further agreement from you.

Drew, we look forward to welcoming you to the Company and we believe you will make an important contribution to the company, in what should be a rich and rewarding experience. If you have any questions, please feel free to contact me.

145 Rio Robles  /  San Jose, CA 95134  /  +1-408-579-2800  /  www.extremenetworks.com

Sincerely,

/s/ Katy Motiey
EXTREME NETWORKS INC. Katy Motiey Executive Vice President - Chief Administrative Officer – HR, Legal & Corporate Secretary

I agree to and accept employment with Extreme Networks, Inc. on the terms set forth in this agreement.

/s/ Drew Davies	5/15/2016
Drew Davies	Date